Exhibit 99.1

1750 E. Sunrise Boulevard Fort Lauderdale, FL 33304 (954) 760-5222

Levitt Corporation Reports Record Results
For The Fourth Quarter and Full-Year 2004

Record 2004 Net Income – Up 114%
Record 2004 Diluted Earnings Per Share – Up 72%
Record 2004 Revenue – Up 94%

Record Fourth Quarter Net Income – Up 79%
Record Fourth Quarter Diluted Earnings Per Share – Up 35%
Record Fourth Quarter Revenue – Up 79%

     FORT LAUDERDALE, Florida – March 7, 2005 — Levitt Corporation (NYSE: LEV) today reported net income more than doubled to a record $57.4 million, or $3.04 per diluted share, for the year ended December 31, 2004, from $26.8 million, or $1.77 per diluted share, in 2003. For the fourth quarter of 2004, net income rose 79% to a record $17.0 million, or $0.85 per diluted share, compared to $9.5 million, or $0.63 per diluted share, for the corresponding period in 2003. All 2004 results are subject to completion of the 2004 audit and subject to the assessment and certification requirements regarding internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

     Chairman of the Board and Chief Executive Officer Alan B. Levan commented, “Marking the 75th anniversary of Levitt’s homebuilding business, 2004 opened a new chapter in the Levitt legacy as a publicly traded company. Throughout the Company, Levitt’s business units performed exceptionally well, delivering strong growth, and we are very pleased to report record results for our first full year as a public company. For the fourth quarter, revenue increased 79% to a record $177.0 million, up from $99.0 million in the 2003 quarter. For the year ended December 31, 2004, revenue increased 94% to a record $554.5 million, up from $285.5 million reported for 2003. Selling, general and administrative expenses (SG&A) as a percent of total revenue improved to 12.8%, versus 14.7% reported in 2003.

Additional accomplishments and highlights include:

Homebuilding Division:

     “2004 was a year of new highs for Levitt Corporation’s homebuilding division. Revenue for the year reached a record $477.1 million, up 112% from $224.7 million for 2003, and grew 79% in the fourth quarter to a record $157.5 million, up from $88.0 million in the corresponding 2003 period. 2004 pretax income increased 147% to a record $53.6 million, versus $21.7 million reported for 2003, and rose 70% in the fourth quarter to a record $17.9 million, versus $10.5 million during the comparable 2003 quarter. Our fourth quarter results this year also include an additional $1.5 million pretax charge for expenses relating to the aftermath of the successive hurricanes that impacted our markets in Florida during August and September, which totaled $3.9 million for all of 2004. Margins (which we define as sales of real estate minus cost of sales of real estate) for 2004 were 21.4% compared with 22.1% in 2003, as higher margins at Levitt and Sons were offset by lower relative margins at Bowden Homes. On an annual basis, SG&A as a percent of revenue improved to 10.6% in 2004 compared with 13.1% in 2003, and the fourth quarter 2004 SG&A as a percent of revenue of 9.8% compared favorably with 11.0% in the same period in the prior year. While revenue and pretax earnings remained strong for the quarter and year, new home orders at Levitt and Sons’™ declined as a result of our decision to slow our pace of sales during the second half of 2004.

     “As previously disclosed, Levitt and Sons™ experienced dramatic growth over the last two years, resulting in a record number of new orders. While we were delighted with the strong demand from customers, the rapid rate of new home sales created a short-term decline in saleable inventory, a premature sell-out at a number of our communities, and extended home deliveries beyond our 12-month target. In an effort to better manage the sales-to-delivery process as well as the life cycle of our existing and future communities, we made a decision to slow the pace of sales at Levitt and Sons™. Accordingly, new orders at Levitt and Sons™ declined to 257 units in the fourth quarter, versus 473 units in the comparable quarter in 2003. For the year, new orders at Levitt and Sons™ declined 38% to 1,378 units, versus 2,240 units in 2003. Backlog declined 20% in 2004 to 1,648 units versus 2,053 units at year-end 2003. The decline in backlog in dollar terms from $458.8 million in 2003 to $416.7 million in 2004 was mitigated by a 13% increase in the average contract price of homes in backlog. As we enter 2005, we have implemented improvements to our sales-to-delivery process and have opened four new Levitt and Sons™ communities with plans to open six additional communities this year. We believe 2005 will be a ‘transitional year,’ as we open new Levitt and SonsTM communities, creating a more sustainable increase in sales and positioning us for a stronger 2006.

     “Capitalizing on strong market demographics in Florida, the nation’s number one state for homebuilding and one of the best destination markets for retiring Baby Boomers, Levitt and Sons TM recently announced the opening of Hartwood Reserve in Clermont and Hunters Creek in Orlando, which are both family communities, as well as our newest active adult communities, Cascades at World Golf Village in St. Johns County and Cascades at Groveland in Lake County. Hartwood Reserve, located approximately 20 miles from Walt Disney World, offers single-family one-and two-story homes with pricing starting in the low-to mid-$200,000’s. Hunters Creek, located in the Orlando suburbs, is a town-home community with pricing starting in the high-$100,000’s. Cascades at World Golf Village in St. Augustine offers 450 single-family one-story homes with prices starting in the low-to mid-$200,000’s. Situated approximately 20 miles from Orlando and overlooking Lake Apopka, Cascades at Groveland offers 999 units with prices starting in the high-$100,000’s.

     “In addition to the two active adult communities opened during the first quarter of 2005, Levitt and SonsTM expects to open four additional active adult communities this year. Active adults, characterized as individuals aged 55 and older, currently represent the fastest growing population segment in the United States (U.S.). Baby Boomers represent an estimated 27% of the total U.S. population and are anticipated to create an even stronger demand for our active adult product in the future. More than 70% of the Levitt and SonsTM business today is focused on the active adult market, and about 50% of our active adult customers purchase their homes with cash. We remain deeply committed to this growing market segment and are excited about the opportunity to introduce our distinctive active adult product to new markets.

     “Bowden Homes also had an impressive year, delivering 343 homes since we acquired Bowden in April 2004. As anticipated, due to purchase accounting adjustments, earnings contribution from Bowden Homes in 2004 was negligible but should be normalized in 2005. With Tennessee currently ranked the 15th largest homebuilding market in the U.S., we continue to see a favorable growth environment for Bowden as it strengthens its base in Memphis and enters the Nashville market.

Land Division:

     “Levitt Corporation’s land division had an outstanding year. Total revenues at Core Communities grew 75% in 2004 to a record $96.2 million, versus $55.0 million for 2003. Pretax income grew 143% in 2004 to a record $44.1 million, up from $18.2 million in 2003. Further, margin rose 125% in 2004 to a record $53.4 million, or 55% for 2004, versus $23.7 million, or 43% for 2003, and SG&A as a percent of total revenue improved to 10.8%, versus 13.7% in 2003.

     “Despite post hurricane-related conditions, Core Communities had a strong quarter. For the fourth quarter, total revenue grew 91% to $19.1 million, up from $10.0 million in the corresponding 2003 period. Pretax income for the fourth quarter climbed 142% to $7.9 million, up from $3.3 million in the 2003 quarter. Our margin rose 143% to $10.1 million in the fourth quarter, versus $4.1 million in the corresponding 2003 period, and resulted in a percentage margin of 53%, versus 41% in the corresponding 2003 period. Additionally, SG&A as a percent of total revenue improved to 12.8%, versus 17.8% in the comparable quarter of 2003.

     “During the quarter, Core Communities closed on the sale of twelve acres of land for the expected development of three office and commercial properties in St. Lucie West. Core Communities also generated more than $14.9 million in land sales from its newest master-planned community, Tradition. The list of quality builders at Tradition includes: Divosta Homes (a subsidiary of Pulte Homes, Inc. (NYSE: PHM)), Hanover Homes, Centerline Homes, Transeastern Homes, Homes by Kennedy, Minto Communities, Toll Brothers (NYSE: TOL), and Levitt and SonsTM. In 2005, we anticipate opening over 60,000 square feet of office and retail space in the ‘Village at Tradition,’ which will soon celebrate its ‘old town charm’ with the opening of Tradition Hall, a new 10,000-square-foot community center.

     “The market for our property at Core Communities remains very strong. In the first quarter of 2005, we closed on a bulk sale of five separate parcels totaling 1,294 acres for $64.7 million, or $50,000 per acre. These acres were originally acquired in May 2004 for $20,000 per acre. As we evaluated our master plan, we concluded that the non-contiguous locations of these parcels within Tradition and the long term process for obtaining land use approvals for this property made the opportunity to sell now more compelling. We generated an excellent return on our original investment, and the sale provided additional liquidity for investment in future projects.

     “Overall, Levitt’s first year as a publicly traded company produced outstanding results and provided us with a firm foundation upon which to build. We nearly doubled our revenue and profitability, and our shareholders benefited as Levitt’s stock price appreciated 52% in 2004. Total shareholder equity rose 135% in 2004 to $294.8 million, and book value per common share increased 76% to $14.88, versus $8.47 in 2003. Despite the short-term challenges we encountered as a result of the Company’s dramatic growth and the challenge of unprecedented hurricane activity, we produced record results in 2004. With our strengthening inventory position and new communities, and our continued success in land development operations, we believe we are well-positioned to further build on the Levitt legacy in the years ahead.”

Financial Highlights

Levitt Corporation (consolidated):

Fourth Quarter, 2004 Compared to Fourth Quarter, 2003

•	Revenues of $177.0 million vs. $99.0 million, an increase of 79%.

•	Pretax income of $27.5 million vs. $15.0 million, an increase of 83%.

•	Net income of $17.0 million vs. $9.5 million, an increase of 79%.

•	Diluted earnings per share rose to $0.85 from $0.63, an increase of 35%.

•	Homes delivered were 675 vs. 392, an increase of 72%.

•	New orders (value) were $76.6 million vs. $115.9 million, a decrease of 34%.

•	New orders (units) were 314 vs. 473, a decrease of 34%.

Levitt Corporation (consolidated):

Year-End 2004 Compared to Year-End 2003

•	Revenues of $554.5 million vs. $285.5 million, an increase of 94%.

•	Pretax income of $93.3 million vs. $43.2 million, an increase of 116%.

•	Net income of $57.4 million vs. $26.8 million, an increase of 114%.

•	Diluted earnings per share rose to $3.04 from $1.77, an increase of 72%.

•	Homes delivered were 2,126 vs. 1,011, an increase of 110%.

•	New orders (value) were $427.9 million vs. $513.4 million, a decrease of 17%.

•	New orders (units) were 1,679 vs. 2,240, a decrease of 25%.

•	Backlog (value) was $448.6 million vs. $458.8 million, a decrease of 2%.

•	Backlog (units) was 1,814 vs. 2,053, a decrease of 12%.

•	Return on average equity was 27% vs. 23%.

•	Book value per share rose to $14.88 from $8.47, an increase of 76%.

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Levitt Corporation will also host an investor and media teleconference call and webcast on Tuesday, March 8, 2005, at 11:00 a.m. Eastern Time.

Teleconference Call Information:
To access the teleconference call in the U.S. and Canada, the toll free number to call is 800-991-2309. International calls may be placed to 706-643-1854. Domestic and international callers may reference PIN number 3223391.

A replay will be available beginning two hours after the completion of the call and will be available until 5:00 p.m., April 8, 2005. To access the replay option in the U.S. and Canada, the toll-free number to call is 800-642-1687. International calls for the replay may be placed at 706-645-9291. The replay digital PIN number for both domestic and international calls is: 3223391.

Webcast Information:
Alternatively, individuals may listen to the live and/or archived Webcast of the teleconference call. To listen to the live and/or archived Webcast of the teleconference call, visit www.levittcorporation.com, access the “Investor Relations” section and click on the “Webcast” navigation link. The archive of the teleconference call will be available through 5:00 p.m., April 8, 2005.

Levitt Corporation’s fourth quarter and full year 2004 earnings results press release and financial summary, as well as the Supplemental Financials (a detailed summary of significant financial events and extensive business segment financial data), will be available on its website: www.levittcorporation.com.

▪ To view the press release and financial summary and the supplemental financials, access the “Investor Relations” section and click on the “Financial Statements” navigation link.

     Copies of Levitt Corporation’s fourth quarter and full year 2004 earnings results press release and financial summary, and the supplemental financials will also be made available upon request via fax, email, or Postal Service mail, by contacting Levitt Corporation’s Investor Relations department using the contact information listed below.

About Levitt Corporation:
Levitt Corporation, the parent company of Levitt and Sons ™, Bowden Homes and Core Communities, develops single-family and multi-family homes and master-planned communities.

Levitt and Sons ™, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 75 years. Acquired by us in 1999, Levitt and Sons™ currently develops single and multi-family home communities for active adults and families in Florida and Georgia.

Bowden Homes, founded in 1971, has been one of the largest home-builders in Memphis and the surrounding metropolitan area for eight consecutive years. Acquired by us in April 2004, Bowden Homes focuses on building distinctively featured family housing in the Memphis, Nashville and north Mississippi areas.

Core Communities develops master-planned communities in Florida, including its original and best known, St. Lucie West, the fastest growing community on Florida’s Treasure Coast for the past seven years. Core Communities’ newest master-planned community is Tradition. Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition is a 9,000-acre community that is planned to ultimately feature 18,000 residences, when all approvals are in place, as well as a commercial town center and a world-class corporate park.

Bluegreen Corporation engages in the acquisition, development, marketing and sale of drive-to-vacation resorts, golf communities and residential land. Bluegreen’s resorts are located in a variety of popular vacation destinations including the Smoky Mountains of Tennessee; Myrtle Beach; Charleston, South Carolina; Branson, Missouri; Wisconsin Dells; Gordonsville, Wisconsin; Aruba; and throughout Florida. Bluegreen Corp.’s land operations are predominantly located in the Southeastern and Southwestern United States. Levitt Corporation holds an approximate 31% ownership position in Bluegreen Corporation.

For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.BowdenHomes.com
www.CoreCommunities.com
www.Bluegreen-corp.com

Levitt Corporation Contact Information

Investor Relations and Corporate Communications:

Adrienne Zvi, Assistant Vice President, Investor Relations and Corporate Communications
Leo Hinkley, Senior Vice President, Investor Relations
Phone: (954) 760-5222

Fax: (954) 760-5415
Email: InvestorRelations@LevittCorporation.com
Mailing Address: Levitt Corporation, Investor Relations, 1750 East Sunrise
Blvd., Fort Lauderdale, FL 33304

Public Relations:
Hattie Harvey, Vice President, Public Relations
Phone: (954) 760-5383
Fax: (954) 760-5108
Email: HHarvey@LevittCorporation.com

RBB Public Relations:
Shawn Yanan
Phone: (305) 448-7450
Fax: (305) 448-5027
Email: Shawn.Yanan@rbbpr.com

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Some of the statements contained or incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties including certain risks described in this report. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this report. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to our periodic and current reports filed with the United States Securities and Exchange Commission (the “SEC”) for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include: the impact of economic, competitive and other factors affecting the Company and its operations, including the impact of hurricanes and tropical storms in the areas in which we operate, and that the hurricanes of 2004 may have a greater impact on operations than currently anticipated or that costs associated with hurricane damage to our homes and property may be greater than currently anticipated; the market for real estate generally and in the areas where the Company has developments, including the impact of market conditions on the Company’s margins; unanticipated delays in opening planned new communities; the availability and price of land suitable for development; shortages and increased costs of construction materials and labor; the effects of increases in interest rates; environmental factors, the impact of governmental regulations and requirements (including delays in obtaining necessary permits and approvals as a result of the reallocation of government resources based on hurricane related issues in the areas in which we operate); the Company’s ability to successfully integrate the operations of Bowden Building Corporation; the Company’s ability to timely deliver homes from backlog and successfully manage growth; and the Company’s success at managing the risks involved in the foregoing. Many of these factors are beyond our control. The Company cautions that the foregoing factors are not exclusive.